COLUMBIA FUNDS SERIES TRUST I

Item 77I/77Q1(d) - TERMS OF NEW OR AMENDED SECURITIES:

On November 23, 2016, a Form Type 485(b), Accession No. 0001193125-16-776479, an amendment to the registration statement of Columbia Funds Series Trust I, was filed with the SEC. This amendment registered the new class of shares of the Funds listed below, effective December 1, 2016, and describes the characteristics of the new class of shares:

Fund	New Share Class
Columbia AMT-Free Oregon Intermediate Muni Bond Fund	Class Y
Columbia Tax-Exempt Fund	Class Y
Columbia U.S. Social Bond Fund	Class Y